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                            NATIONSBANK CORPORATION

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[NationsBank logo]

August 19, 1998



To:  Institutional Shareholders



The NationsBank Board of Directors has approved, subject to shareholder approval, amendments to the NationsBank Key Employee Stock Plan which would provide the "new BankAmerica" with the ability to attract, retain and motivate key associates in a fast-changing marketplace. This is becoming more essential as we recruit employees with specialized skill sets in areas such as technology and marketing from nonfinancial companies. The purpose of this letter is to review the more important amendments and explain our rationale for these changes.



1. The most significant change is an increase in the annual formula for adding shares in future years from 0.75% to 1.5% of the outstanding shares of the combined companies beginning in 1999. Our rationale is:



    This puts the Plan on par with the Bank of America Management Stock Plan, which provides for an annual allocation of 1.5% of outstanding shares.

    A number of our key financial service competitors including First Union, Citicorp, Chase and FirstChicago/NBD have annual allocation formulas of 1.5% to 2.0% of outstanding shares. JP Morgan and Bankers Trust as well as certain nonfinancial companies including AT&T, Lucent Technologies and GTE have been providing annual stock options in excess of 1.5% of outstanding shares over the past three years. These companies, with whom we are competing more and more for key talent, are delivering stock awards to more employees on a more regular basis than in the past.

    Additionally, we are looking at using stock as an offset to cash incentives which will have the effect of reducing our incentive compensation pay expense. A higher annual allocation formula gives us the flexibility to lower our total compensation expense as well as the ability to remain competitive with the market for critical talent.



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2.   The Plan stipulates that restricted stock may vest no quicker than ratably over the three year period beginning on the first anniversary date of award, except in cases of death, disability, retirement, change in control or in connection with establishing the terms and conditions of employment of a key employee as the result of a business acquisition or combination. Our current practice is to use restricted stock on a very limited basis for retention of key executives or as a necessary part of total compensation for executives who join us as a result of an acquisition.


3. We are increasing the individual annual award limit from 500,000 to 2,000,000 shares to be on par with the current Bank of America Management Stock Plan and Performance Equity Program.


If you would like to discuss any aspect of the amended Key Employee Stock Plan please call Chuck Loring at 704-386-7808.



Sincerely,


/s/ Susan C. Carr

Susan C. Carr
Senior Vice President and
  Investor Relations Executive